Exhibit 1

PRESS RELEASE

British American Tobacco Announces $2.9bn Capped Debt Tender Offer

London, United Kingdom; July 31, 2023 - British American Tobacco p.l.c. (“BAT”) announces today that B.A.T Capital Corporation, a corporation incorporated in the State of Delaware (“BATCAP”), Reynolds American Inc., a corporation incorporated in the State of North Carolina (“RAI”) and B.A.T. International Finance p.l.c., a public limited company incorporated under the laws of England and Wales (“BATIF” and, together with BATCAP and RAI, the “Offerors”), wholly owned subsidiaries of BAT, have commenced debt tender offers to purchase (the “Tender Offers”) for cash in concurrently commenced but separate offers (each, an “Offer” and, collectively, the “Offers”) the outstanding notes of the series described in the table below (the “Securities”) in four separate pools (each, a “Pool” and, together, the “Pools”) for an Aggregate Purchase Price (as defined in the Offer to Purchase) (excluding Accrued Interest (as defined in the Offer to Purchase)) for (i) both Offerors and all series of Securities within Pool 1 of up to $635,000,000, (ii) all Offerors and all series of Securities within Pool 2 of up to $750,000,000, (iii) both Offerors and both series of Securities within Pool 3 of up to $365,000,000 and (iv) both Offerors and both series of Securities within Pool 4 of up to $1,150,000,000, in each case based on the respective order of priority (the “Acceptance Priority Level”) for such series within such Pool, as set forth in the table below. The Offers are subject to the relevant Pool Maximum Tender Amounts (as such amount may be increased or decreased) (as set out in the tables below) and subject to any relevant Sub-Cap (as set out in the table below).

Issuer of Security / Offeror	Title of Security	Principal Amount Outstanding	CUSIP/ISIN	Acceptance Priority Level	Sub-Cap(4)	Early Tender Premium(2)	Reference Security	Bloomberg Reference Page/Screen	Fixed Spread (basis points)	Total Consideration (2)(3)
	Pool 1 Notes – Offers subject to the Pool 1 Maximum Tender Amount of $635,000,000(1)
BATIF	7.250% Guaranteed Notes due 2024	£500,000,000	XS0352062995	1	N/A	£50	UKT 0.125% due January 31, 2024	FIT GLT0-10	45	To be determined as described herein
BATCAP	3.222% Notes due 2024	$2,500,000,000	05526DAZ8/ US05526DAZ87	2	N/A	$50	UST 2.375% due August 15, 2024	FIT4	25	To be determined as described herein
BATCAP	2.789% Notes due 2024	$1,000,000,000	05526DBG9/ US05526DBG97	3	N/A	$50	UST 3.25% due August 31, 2024	FIT4	45	To be determined as described herein
	Pool 2 Notes – Offers subject to the Pool 2 Maximum Tender Amount of $750,000,000(1)
BATIF	3.950% Notes due 2025	$1,500,000,000	05530QAK6/ US05530QAK67/ G08820CH6/ USG08820CH69	1	$700,000,000(4)	$50	UST 4.75% due July 31, 2025	FIT1	60	To be determined as described herein
BATCAP	2.125% Guaranteed Notes due 2025	£450,000,000	XS1664647499	2	£150,000,000(4)	£50	UKT 0.625% due June 7, 2025	FIT GLT0-10	115	To be determined as described herein
RAI	4.450% Notes due 2025	$2,500,000,000	761713BG0/ US761713BG06	3	N/A	$50	UST 4.75% due July 31, 2025	FIT1	60	To be determined as described herein
	Pool 3 Notes – Offers subject to the Pool 3 Maximum Tender Amount of $365,000,000(1)
BATIF	4.000% Guaranteed Notes due 2026	£650,000,000	XS0969309847	1	N/A	£50	UKT 1.50% due July 22, 2026	FIT GLT0-10	130	To be determined as described herein
BATCAP	3.215% Notes due 2026	$1,000,000,000	05526DBJ3/ US05526DBJ37	2	N/A	$50	UST 4.50% due July 15, 2026	FIT1	65	To be determined as described herein
	Pool 4 Notes – Offers subject to the Pool 4 Maximum Tender Amount of $1,150,000,000(1)
BATCAP	3.557% Notes due 2027	$3,500,000,000	05526DBB0/ US05526DBB01	1	$1,100,000,000(4)	$50	UST 4.125% due July 31, 2028	FIT1	100	To be determined as described herein
BATIF	1.250% Guaranteed Notes due 2027	€800,000,000	XS1203859928	2	€155,000,000(4)	€50	2027 BATIF Notes Interpolated Mid-Swap Rate	IRSB EU <GO>(5)	25	To be determined as described herein

(1)
To determine whether the applicable Pool Maximum Tender Amount has been reached, where required, we will convert the applicable Aggregate Purchase Price payable with respect to the Securities validly tendered into U.S. Dollars using the applicable exchange rate described in the Offer to Purchase under “The Terms of the Offers—Pool Maximum Tender Amounts; Sub-Caps; Acceptance Priority Levels and Proration.” Pool Maximum Tender Amounts represent the maximum Aggregate Purchase Price payable (excluding Accrued Interest) for the relevant series of Securities within the relevant Pool. Pool Maximum Tender Amounts and Sub-Caps may be increased or decreased.

(2)	Per $1,000, £1,000 or €1,000, as applicable, principal amount of Securities validly tendered at or prior to the Early Tender Deadline and accepted for purchase.
(3)
For the avoidance of doubt, the Early Tender Premium is included within the Total Consideration (which, in the case of all Securities, will be calculated using the Fixed Spread over the relevant Reference Yield as described herein), and is not in addition to the Total Consideration. In addition, Holders whose Securities are accepted for purchase will also receive Accrued Interest on such Securities.

(4)
Each Sub-Cap, as set out in the table above, represents the maximum aggregate principal amount of Securities that shall be purchased by the applicable Offeror (as set forth below), subject to the applicable Pool Maximum Tender Amount. Pool Maximum Tender Amounts and Sub-Caps may be increased or decreased.

(5)	Pricing Source: BGN.

The amount of each series of Securities in the relevant Pool that is purchased is subject to the relevant Pool Maximum Tender Amount and any relevant Sub-Cap. In each Pool, the amount of each series of Securities that is purchased will be determined in accordance with the acceptance priority levels specified in the table above (the “Acceptance Priority Level”), with 1 being the highest Acceptance Priority Level and 3 being the lowest Acceptance Priority Level, with respect to Pool 1, with 1 being the highest Acceptance Priority Level and 3 being the lowest Acceptance Priority Level, with respect to Pool 2, with 1 being the highest Acceptance Priority Level and 2 being the lowest Acceptance Priority Level, with respect to Pool 3, and with 1 being the highest Acceptance Priority Level and 2 being the lowest Acceptance Priority Level, with respect to Pool 4.

Subject to the Pool 2 Maximum Tender Amount, the maximum aggregate principal amount to be purchased by the applicable Offeror for (i) the 3.950% Notes due 2025 (the “2025 BATIF Notes”) issued by BATIF will be $700,000,000 (the “2025 BATIF Notes Sub-Cap”) and (ii) the 2.125% Notes due 2025 (the “2025 BATCAP Notes”) issued by BATCAP will be £150,000,000 (the “2025 BATCAP Notes Sub-Cap” and, together with the 2025 BATIF Notes Sub-Cap, each a “Pool 2 Sub-Cap” or, collectively, the “Pool 2 Sub-Caps”).

Subject to the Pool 4 Maximum Tender Amount, the maximum aggregate principal amount to be purchased by the applicable Offeror for (i) the 3.557% Notes due 2027 (the “2027 BATCAP Notes”) issued by BATCAP will be $1,100,000,000 (the “2027 BATCAP Notes Sub-Cap”) and (ii) the 1.250% Notes due 2027 (the “2027 BATIF Notes”) issued by BATIF will be €155,000,000 (the “2027 BATIF Notes Sub-Cap” and, together with the 2027 BATCAP Notes Sub-Cap, each a “Pool 4 Sub-Cap” or, collectively, the “Pool 4 Sub-Caps” and, together with the Pool 2 Sub-Caps, the “Sub-Caps”).

The Tender Offers are being made upon and are subject to the terms and conditions set forth in the Offer to Purchase, dated July 31, 2023, including the Financing Condition (as defined below). The Tender Offers will expire at 5:00 p.m., New York City time, on August 28, 2023, unless extended or earlier terminated (the “Expiration Date”). Tenders of Securities may be withdrawn at any time at or prior to 5:00 p.m., New York City time, on August 11, 2023, but may not be withdrawn thereafter, unless the Offerors are required by applicable law to permit withdrawal.

The applicable Total Consideration or Tender Offer Consideration (as defined below) to be paid for each series of Securities accepted for purchase will be determined at 10:00 a.m., New York City time, on the business day following the Early Tender Deadline (as defined below) (as it may be extended, the “Price Determination Date”), which is expected to be August 14, 2023. The applicable Total Consideration or Tender Offer Consideration to be paid for the Securities will be determined in the manner described in the Offer to Purchase by reference to the applicable fixed spread over the applicable reference yield of the applicable Reference Security specified in the table above.

Holders of Securities who validly tender and not withdraw their Securities at or prior to 5:00 p.m., New York City time, on August 11, 2023 (unless extended, the “Early Tender Deadline”) and whose Securities are accepted for purchase will receive the applicable Total Consideration, which includes the applicable early tender premium specified in the table above (the “Early Tender Premium”). Holders of Securities who validly tender their Securities following the Early Tender Deadline and at or prior to the Expiration Date and whose Securities are accepted for purchase will only receive the applicable “Tender Offer Consideration,” which is equal to the applicable Total Consideration minus the applicable Early Tender Premium.

The applicable Total Consideration or Tender Offer Consideration for Securities denominated in U.S. Dollars, Sterling and Euro will be paid in U.S. Dollars, Sterling and Euro, respectively. Acceptance of Securities with reference to the relevant Pool Maximum Tender Amount will be determined subject to the currency conversion methods described in the Offer to Purchase.

In addition to the applicable Total Consideration or Tender Offer Consideration, as the case may be, accrued and unpaid interest from and including the most recent interest payment date applicable to the relevant series of Securities up to, but not including, the applicable Settlement Date will be paid in cash on all validly tendered Securities accepted for purchase.

Even if the relevant Pool Maximum Tender Amount is not reached as of the Early Tender Deadline, subject to any relevant Sub-Cap, Securities within a Pool validly tendered and not validly withdrawn at or prior to the Early Tender Deadline will be accepted for purchase in priority to Securities within such Pool tendered following the Early Tender Deadline even if such Securities tendered following the Early Tender Deadline have a higher Acceptance Priority Level than Securities within such Pool tendered at or prior to the Early Tender Deadline.

Securities within a Pool of a series may be subject to proration if the aggregate principal amount of the Securities of such series validly tendered and not validly withdrawn would cause any Pool Maximum Tender Amount or any relevant Sub-Cap to be exceeded. Furthermore, if any Pool Maximum Tender Amount is reached as of the Early Tender Deadline, holders who validly tender Securities within the relevant Pool following the Early Tender Deadline will not have any of their Securities accepted for purchase unless the relevant Pool Maximum Tender Amount is increased. If a relevant Sub-Cap is reached as of the Early Tender Deadline, holders who validly tender 2025 BATIF Notes, 2025 BATCAP Notes, 2027 BATCAP Notes or 2027 BATIF Notes, as applicable, following the Early Tender Deadline will not have any such Securities accepted for purchase unless the applicable Sub-Cap is increased.

Each Offeror’s obligation to accept for payment and pay for the Securities validly tendered in the Tender Offers is subject to the satisfaction or waiver of the conditions described in the Offer to Purchase, including the completion by BATCAP and BATIF prior to the Early Settlement Date (as defined below) (which is expected to be August 16, 2023) or the Expiration Date, as applicable, of one or more offerings of debt securities, on terms and subject to conditions satisfactory to the Offerors in their sole discretion, that result in aggregate net proceeds sufficient to pay (i) the applicable Total Consideration or the applicable Tender Offer Consideration, and the applicable accrued but unpaid interest, with respect to validly tendered Securities for an aggregate purchase price of up to the applicable Pool Maximum Tender Amount (each as may be increased or decreased), and (ii) all fees and expenses related to the Tender Offers (collectively, the “Financing Condition”).

The Tender Offers are being undertaken to optimize the BAT Group’s debt capital structure. Securities that are accepted in the Tender Offers will be purchased by the applicable Offeror and retired and cancelled and will no longer remain outstanding obligations of the applicable Offeror.

Payment for Securities that are validly tendered and not validly withdrawn at or prior to the Early Tender Deadline and accepted for purchase will be made as soon as reasonably practicable following the Early Tender Deadline (such date, the “Early Settlement Date”). The Offerors expect that the Early Settlement Date will be August 16, 2023, the second business day after the Price Determination Date. Payment for Securities that are validly tendered following the Early Tender Deadline but at or prior to the Expiration Date and accepted for purchase will be made promptly following the Expiration Date (such date, the “Final Settlement Date”). The Offerors expect that the Final Settlement Date will be August 30, 2023, the second business day after the Expiration Date, assuming the relevant Pool Maximum Tender Amount of Securities within the such Pool is not purchased on the Early Settlement Date.

The Tender Offers may be amended, extended, terminated or withdrawn in whole or with respect to any series of Securities without amending, extending, terminating or withdrawing the Tender Offers with respect to any other series of Securities. The Tender Offers are not conditioned on any minimum amount of Securities being tendered. The Offerors reserve the right, subject to applicable law, to: (i) waive any and all conditions to the Tender Offers; (ii) extend or terminate the Tender Offers; (iii) increase or decrease any Pool Maximum Tender Amount or any Sub-Cap; or (iv) otherwise amend the Tender Offers in any respect.

Deutsche Bank Securities Inc., Deutsche Bank AG, London Branch, Goldman Sachs & Co. LLC and Merrill Lynch International are acting as Dealer Managers in connection with the Tender Offers. The information and tender agent is Global Bondholder Services Corporation. Copies of the Offer to Purchase and related offering materials are available via the Tender Offers website at http://gbsc-usa.com/bat/ or by contacting the information and tender agent in New York at +1 (212) 430-3774 (banks and brokers) or +1 (855) 654-2015 (all others) or by email at contact@gbsc-usa.com. Questions regarding the Tender Offers should be directed to Deutsche Bank Securities Inc. at +1 (866) 627-0391 (U.S. Toll Free), Deutsche Bank AG, London Branch at +44 20 7545 8011, Goldman Sachs & Co. LLC at +44 207 774 4836 (Europe) or +1 (800) 828-3182 (U.S. Toll Free) or Merrill Lynch International at +44 207 996 5420 (Europe) or +1 (888) 292-0070 (U.S. Toll Free) or by email at DG.LM-EMEA@bofa.com.

This announcement is for informational purposed only and shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. The Tender Offers are being made only pursuant to the Offer to Purchase and only in such jurisdictions as is permitted under applicable law. Please see the Offer to Purchase for certain important information on offer restrictions applicable to the Tender Offers.

Forward-Looking Statements

Statements included in this announcement and the Offer to Purchase regarding the future expectations of BAT and its subsidiaries (the “BAT Group”), beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are forward-looking statements, including “forward-looking” statements made within the meaning of the U.S. Private Securities Litigation These statements are often, but not always, made through the use of words or phrases such as "believe," "anticipate," "could," "may," "would," "should," "intend," "plan," "potential," "predict," "will," "expect," "estimate," "project," "positioned," "strategy," "outlook," "target" and similar expressions. These include statements regarding our intentions, beliefs or current expectations concerning, amongst other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the economic and business circumstances occurring from time to time in the countries and markets in which the BAT Group operates. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors. It is believed that the expectations reflected in this announcement are reasonable, but they may be affected by a wide range of variables that could cause actual results and performance to differ materially from those currently anticipated. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are uncertainties related to the following: the impact of competition from illicit trade; the impact of adverse domestic or international legislation and regulation; the inability to develop, commercialise and deliver the Group’s New Categories strategy; adverse litigation and dispute outcomes and the effect of such outcomes on the Group’s financial condition; the impact of significant increases or structural changes in tobacco, nicotine and New Categories related taxes; translational and transactional foreign exchange rate exposure; changes or differences in domestic or international economic or political conditions; the ability to maintain credit ratings and to fund the business under the current capital structure; the impact of serious injury, illness or death in the workplace; adverse decisions by domestic or international regulatory bodies; changes in the market position, businesses, financial condition, results of operations or prospects of the Group; direct and indirect adverse impacts associated with Climate Change and the move towards a Circular Economy; and Cyber Security caused by the heightened cyber-threat landscape, the increased digital interactions with consumers and changes to regulation; and risks related to other factors discussed or incorporated by reference in the Offer to Purchase, including in the section captioned “Risks and uncertainties” in the 2023 Half-Year Report and the sections captioned “Group Principal Risks” and “Group Risk Factors” in the 2022 Form 20-F.

Past performance is no guide to future performance and persons needing advice should consult an independent financial adviser. The forward-looking statements in this announcement reflect knowledge and information available at the date of the document and the BAT Group undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on such forward-looking statements. All subsequent written or oral forward-looking statements attributable to BAT or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section of the announcement.

United Kingdom

The communication of the Offer to Purchase by the Offerors and any other documents or materials relating to the Offers is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials is exempt from the restriction on financial promotions under section 21 of the FSMA on the basis that it is only directed at and may be communicated to (1) those persons who are existing members or creditors of the Offerors or other persons within Article 43 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, and (2) any other persons to whom these documents and/or materials may lawfully be communicated.

Belgium

The Tender Offers do not constitute a public offering within the meaning of Articles 3, §1, 1° and 6, §1, of the Belgian Takeover Law. The Tender Offers are exclusively conducted under applicable private placement exemptions and has therefore not been, and will not be, notified to, and neither this Offer to Purchase nor any other document or material relating to the Tender Offers have been, or will be, approved by the Belgian Financial Services and Markets Authority (Autorité des Services et Marchés Financiers /Autoriteit voor Financiële Diensten en Markten). Accordingly, the Tender Offers, this Offer to Purchase, any memorandum, information circular, brochure or any similar documents relating to the Tender Offers may not be advertised, offered or distributed, directly or indirectly, to any person located and/or resident in Belgium other than to persons who qualify as “Qualified Investors” in the meaning of Article 2(e) of the Prospectus Regulation, as referred to in Article 6, §3 of the Belgian Takeover Law, and who is acting for its own account, or in other circumstances which do not constitute a public offering in Belgium pursuant to the Belgian Takeover Law. This Offer to Purchase has been issued only for the personal use of the above Qualified Investors and exclusively for the purpose of the Tender Offers. Accordingly, the information contained herein may not be used for any other purpose or disclosed to any other person in Belgium.

France

The Tender Offers are not being made, directly or indirectly, to the public in France. Neither this Offer to Purchase nor any other documents or offering materials relating to the Tender Offers, has been or shall be distributed to the public in France and only (i) qualified investors (investisseurs qualifiés) acting for their own account, other than individuals, and/or (ii) legal entities whose total assets exceed €5 million, or whose annual turnover exceeds €5 million, or whose managed assets exceed €5 million or whose average annual headcount exceeds 50, acting for their own account, all as defined in, and in accordance with, Article 2(e) of the Prospectus Regulation and Articles L.341-2, L.411-2, D.341-1 and D.411-1 of the French Code monétaire et financier, are eligible to participate in the Tender Offers. This Offer to Purchase has not been submitted to the clearance procedures (visa) of the Autorité des marchés financiers.

Italy

None of the Tender Offers, this Offer to Purchase or any other documents or materials relating to the Tender Offers has been or will be submitted to the clearance procedure of the CONSOB, pursuant to applicable Italian laws and regulations.

The Tender Offers are being carried out in Italy as exempted offers pursuant to article 101-bis, paragraph 3-bis of the Financial Services Act and article 35-bis, paragraph 4 of CONSOB Regulation No. 11971 of May 14, 1999, as amended. Holders or beneficial owners of the Securities that are a resident of and/or located in Italy can tender the Securities for purchase through authorized persons (such as investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with the Financial Services Act, CONSOB Regulation No. 20307 of February 15, 2018, as amended, and Legislative Decree No. 385 of September 1, 1993, as amended) and in compliance with applicable laws and regulations and with any requirements imposed by CONSOB or any other Italian authority.

Each intermediary must comply with the applicable laws and regulations concerning information duties vis-à-vis its clients in connection with the Securities or the Tender Offers.

Enquiries:

Investor Relations
Victoria Buxton/Amy Chamberlain/John Harney/Jane Henderson
+44 20 7845 2012/1124/1263/1117

Press Office
+44 (0) 20 7845 2888 (24 hours) | @BATPlc

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